Exhibit 10.19
NANOSTRING TECHNOLOGIES, INC.
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into, effective as of October 17, 2017 (the “Effective Date”), by and between NanoString Technologies, Inc. (the “Company”) and J. Chad Brown (“Executive”).
1.Duties and Scope of Employment.
(a)Positions and Duties. Executive will serve as the Senior Vice President, Sales and Marketing of the Company. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as shall be assigned to Executive by the Company’s Chief Executive Officer (“CEO”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” The Employment Term commenced on July 5, 2017, Executive’s actual start date of employment (the “Start Date”).
(b)Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interest policies, code of conduct and Employee Handbook. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, social, or charitable organization, provided such services do not interfere with Executive’s obligations to the Company.
(c)Prior Agreements. Executive hereby represents and warrants to the Company that he is not party to any contract, understanding, agreement, or policy, written or otherwise, which would be breached by his entering into, or performing services under, this Agreement.
(d)Other Entities. Executive agrees to serve and may be appointed as an officer and director for any of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.
2.At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated by either Executive or the Company, at any time, upon written notice to the other Party, with or without cause, for any reason or no reason. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses, or the like from the Company alter Executive’s at-will status or give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.
3.Compensation.
(a)Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of Three Hundred and Sixty Five Thousand dollars ($365,000) (the “Base Salary”). The Base Salary will be paid in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. The Base Salary may change at the Company’s discretion.
(b)Target Bonus. Executive shall be eligible to be considered for an annual, performance-based, cash bonus of up to 50% of Executive’s Base Salary for each calendar year, which bonus shall be awarded in the sole discretion of the Compensation Committee of the Board (the “Committee”) based on a recommendation from the CEO, which shall be based on Executive’s performance in the prior calendar year against metrics established for such year by the Company. Any bonus awarded shall be paid by no later than March 15 following the calendar year to which the bonus corresponds. If Executive’s employment terminates for any reason prior to the end of a given calendar year, then the Company shall have no obligation to pay a bonus to Executive for such year. For the year ending December 31, 2017, Executive’s bonus will be prorated based upon Executive’s Start Date.
(c)Review and Adjustments. Executive’s Base Salary, Target Bonus, and other compensatory arrangements will be subject to review and adjustment in accordance with the Company’s applicable policies.
(d)Stock Options. Executive acknowledges and agrees that Executive is not entitled to any stock, stock options, vesting, or any other form of equity ownership in the Company, except the Stock option to purchase Sixty Thousand (60,000) shares of the Company’s common stock (“Stock Option”) as provided in the July 5, 2017 Stock Option Agreement between Executive and the Company (the “Option Agreement”), which is subject to the terms, definitions and conditions, including vesting requirements, of the Company’s 2013 Equity Incentive Plan (the “Equity Plan”). In the event that there is a Change of Control (as such term is defined in the Plan), and (i) Executive terminates his employment with the Company (or any affiliate) for Good Reason or (ii) the Company (or any affiliate) terminates Executive’s employment without Cause, during the period on, or within twelve (12) months following such Change of Control, then, in each case, one hundred percent (100%) of the unvested portion of the Stock Option shall vest and become exercisable at the time of Executive’s termination from employment. The description of the Stock Option in this Section 3(d) is qualified in its entirety to the actual terms as shall be set forth in the Option Agreement.
4.Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to Executive (x) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (y) but for this Section 5 would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits will be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in amounts to be paid must be made, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall Executive have any discretion with respect to the ordering of payment reductions. Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by a well-recognized independent public accounting firm chosen by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.
5.Employee Benefits.
(a)Generally. During the Employment Term, Executive is eligible to participate in the employee benefit plans currently maintained by the Company without limitation, the medical, dental, vision, life, flexible spending account, and disability plans available to similarly situated employees subject to their terms in effect from time to time. The Company may cancel or change the benefit plans and programs it offers to the Company’s employees at any time.
(b)Paid Time Off. During the Employment Term, Executive will be entitled to paid time off (“PTO”) in accordance with the Company’s Executive PTO policy. PTO shall be taken at such time as mutually and reasonably agreed by Executive and the Company and in accordance with the Company’s policies in effect from time to time for other similarly situated employees. Executive will receive paid holidays in accordance with the Company’s regular holiday practices.
(c)Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
6.Termination of Employment.
(a)Accrued Obligations. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; and (c) unreimbursed business expenses required to be reimbursed to Executive pursuant to the Company’s expense reimbursement policy and applicable law; and (d) rights to indemnification Executive may have under the Company’s Certificate of Incorporation and By-Laws, this Agreement, or separate indemnification agreement.
(b)Termination of Employment Without Cause or With Good Reason. If, (i) Executive terminates his employment with the Company (or any affiliate) for Good Reason or (ii) the Company (or any affiliate) terminates Executive’s employment without Cause, subject to Section 6(d) and Section 11 (each of (i) and (ii) referred to as an “Involuntary Termination”), Executive will be eligible to receive severance pay (less applicable withholding taxes) at a rate equal to Executive’s Base Salary rate, as then in effect, for a period of six (6) months (such payments shall be paid periodically in accordance with the Company’s normal payroll policies); provided, however, that if such Involuntary Termination occurs within twelve (12) months following a Change in Control (as defined in the Company’s 2013 Equity Incentive Plan), (i) Executive shall be entitled to a lump sum payment equal to Executive’s then-effective Base Salary and target bonus (less applicable withholding taxes) and (ii) if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents for a period of twelve (12) months following the date of Involuntary Termination, except that the right to future COBRA payments shall terminate the date upon which Executive ceases to be eligible for coverage under COBRA. If Executive becomes entitled to receive severance pay pursuant to this Section, Executive will not be entitled to any other severance benefits or similar payments in accordance with the Company’s established policies as then in effect.
(c)Termination by Reason of Death or Disability. If Executive’s employment with the Company terminates as a result of Executive’s death or Disability (as defined in Section 9 below), Executive or Executive’s estate or representative will receive all salary accrued (plus any other amounts payable as determined by the Board in its sole discretion) as of the date of Executive’s death or Disability and any other benefits payable under the Company’s then-existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. Such payments shall be made by the Company periodically in accordance with the Company’s normal payroll policies with respect to each element of such payments.
(d)Release. Notwithstanding anything to the contrary, the payments under Section 7(b) are contingent upon Executive signing and not revoking a release of claims agreement with the Company in a form specified by the Company (the “Release”), which Release shall be provided to Executive within five (5) days after the Executive’s termination of employment, and such Release becoming effective no later than sixty (60) days following the date of termination of employment (such deadline, the “Release Deadline”). The payments under Section 7(b) shall be made within 60 days following the Executive’s termination of employment, provided that the Company has received a properly executed Release by such sixty (60) day period and the revocation period during which Executive is entitled to revoke such Release has expired prior to the sixtieth (60th) day following the Executive’s termination of employment. In no event will Executive’s payments be paid or provided until the Release actually becomes effective and irrevocable.
7.Section 409A.

(a)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(b)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(c)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section.
(d)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of this Section.
(e)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. Executive agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, Executive agrees to accept the potential application of Section 409A and the other tax consequences of any payments made hereunder.
8.Arbitration.
(a)General. In consideration of Executive’s service to the Company, Executive’s promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in the Revised Code of Washington Chapter 7.04 (the “Rules”) and pursuant to Washington law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the National Rules for the Resolution of Employment Disputes and the Washington Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits with findings of fact and conclusions of law. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.
(c)Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
(d)Availability of Injunctive Relief.    In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the PHA or any other agreement regarding trade secrets, confidential information, non-competition, non-solicitation or non-disparagement. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.
(e)Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Washington State Human Rights Commission, Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.
9.Definitions.
(a)Cause. For purposes of this Agreement, “Cause” shall mean:
(i)Executive’s failure to perform Executive’s duties and responsibilities to the Company (other than a failure from Executive’s Disability) after receiving written notice of the alleged failure and ten (10) days opportunity to cure;
(ii)Executive’s commission of any act of fraud, embezzlement, dishonesty or misrepresentation;
(iii)Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates;
(iv)Executive’s breach of any confidentiality agreement or invention assignment agreement between Executive and the Company (or any affiliate of the Company);
(v)Executive’s being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates;
The determination as to whether Executive is being terminated for Cause shall be based on a good faith determination by the Board.
(b)Disability. For purposes of this Agreement, “Disability” shall mean that Executive has been unable to perform Executive’s duties hereunder, with or without reasonable accommodation, as the result of

Executive’s incapacity due to a physical or mental condition, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to Executive or to Executive’s legal representative (with such agreement on acceptability not to be unreasonably withheld).
(c)Good Reason. For purposes of this Agreement, “Good Reason” shall mean Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of any of the following, without Executive’s express written consent:
(i)the assignment to Executive of any duties or the reduction of Executive’s duties, either of which results in a material diminution in Executive’s position or responsibilities with the Company; provided that, it being understood that the continuance of Executive’s duties and responsibilities at the subsidiary or divisional level following a Change of Control (as defined in the Equity Plan), rather than at the parent, combined, or surviving company level following such Change of Control shall not deemed Good Reason within the meaning of this clause (i);
(ii)a material reduction by the Company in the base salary of Executive;
(iii)a material change in the geographic location at which Executive must perform services (for purposes of the foregoing, the relocation of Executive to a facility or a location less than 25 miles from Executive’s then-present location shall not be considered a material change in geographic location); or
(iv)any material breach by the Company of any material provision of this Agreement.
Executive’s resignation will not be deemed to be for Good Reason unless Executive has first provided the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period. The determination as to whether Executive resigned for Good Reason shall be based on a good faith determination by the Board.
10.Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, including, if applicable, any directors’ and officers’ insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer and subject to the terms of any separate written indemnification agreement.
11.Proprietary Information and Inventions Agreement. Executive agrees that as a condition of employment, Executive is required to abide by the Proprietary Information and Inventions Agreement dated July 3, 2017 (the “Confidentiality Agreement”), a copy of which is appended to this agreement. Executive’s failure to do this will constitute termination for Cause. Executive agrees and acknowledges that Executive’s right to receive the severance benefits set forth in Section 6 shall be conditioned upon Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.
12.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
13.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally; (ii) one (1) day after being sent overnight by a well-established commercial overnight service; or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:
If to the Company:
NanoString Technologies, Inc.
530 Fairview Ave. N., Suite 2000
Seattle, WA 98109
Attn: CEO
Copy to: General Counsel
If to Executive:
to the last residential address known by the Company.
14.Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
15.Integration. This Agreement, together with the Confidentiality Agreement, the Option Agreement, the Equity Plan and the Indemnification Agreement, represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the Parties hereto. In entering into this Agreement, no Party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.
16.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
17.Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
18.Taxation. All payments made pursuant to this Agreement will be subject to withholding of any applicable taxes. Executive acknowledges that Executive has reviewed with Executive’s own tax advisors the federal, state, local, and foreign tax consequences of payments and transactions described in this Agreement, and Executive is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Executive understands that Executive (and not the Company) shall be responsible for any tax liability (other than employment tax liability owed by the Company) that may arise as a result of the payments and transactions contemplated by this Agreement.
19.Successors and Assigns. This Agreement will be binding upon and inure to the benefit of any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
20.Governing Law. This Agreement will be governed by the laws of the state of Washington without regard to its conflict of laws provisions.
21.Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from an attorney of Executive’s choice, has had sufficient time to review this Agreement, has carefully read this Agreement, and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
22.Counterparts. This Agreement may be executed in counterparts by facsimile or email PDF, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
(signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.
“COMPANY”
NANOSTRING TECHNOLOGIES, INC.

By: /s/ R. Bradley Gray	Date: October 23, 2017
Name: R. Bradley Gray
Title: President & Chief Executive Officer

“EXECUTIVE”
J. Chad Brown

/s/ K. Thomas Bailey	Date: October 17, 2017